Exhibit 99.3
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION
The unaudited pro forma condensed combined financial information is based on the assumptions set forth in the notes to such information. The unaudited pro forma adjustments made in the compilation of the unaudited pro forma financial information are based upon available information and assumptions that the Company considers to be reasonable, and have been made solely for purposes of developing such unaudited pro forma financial information for illustrative purposes in compliance with the disclosure requirements of the Securities and Exchange Commission (“SEC”).
These unaudited pro forma condensed combined financial information is presented for illustrative purposes only and is not necessarily indicative of the financial position or operating results that would have been achieved had the Agreement been consummated as of the date indicated or of the results that may be obtained in the future. These unaudited pro forma condensed combined financial information and the accompanying notes should be read together with (1) the Company’s audited consolidated financial statements and accompanying notes, as of and for the fiscal year ended September 30, 2010, and Management’s Discussion and Analysis of Financial Condition and Results of Operations included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2010, which was filed with the SEC on November 23, 2010 and (2) the Company’s unaudited condensed consolidated financial statements and accompanying notes as of and for the nine months ended June 30, 2011 and Management’s Discussion and Analysis of Financial Condition and Results of Operations included in the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2011, which was filed with the SEC on August 4, 2011, and the Nexus audited and unaudited financial statements included in this report.
The actual operating results for Nexus will be consolidated with the Company’s operating results for all periods subsequent to the acquisition date of July 25, 2011.
The unaudited pro forma condensed combined statements of operations included herein do not reflect any potential cost savings or other operating efficiencies that should result from the integration of the companies.
The unaudited pro forma condensed combined statements of operations of Brooks for the nine months ended June 30, 2011 and twelve months ended September 30, 2010 and Nexus for the nine months ended June 30, 2011 and the twelve months ended December 31, 2010 gives effect to the acquisition of Nexus by Brooks as if it had occurred effective October 1, 2009. The operating results for the twelve month periods included different fiscal year ends, which may be combined in accordance with Securities and Exchange Commission guidance contained within Regulation S-X, since the fiscal year ends are within 93 days of each other.
The unaudited pro forma condensed combined balance sheet of Brooks and Nexus at June 30, 2011 gives effect to the acquisition of Nexus by Brooks as if it had occurred effective June 30, 2011.

Brooks Automation, Inc.
Unaudited Pro Forma Condensed Combined Statements of Operations

	Brooks	Nexus
	year ended	year ended
	September 30,	December 31,	Pro Forma		Pro Forma
In thousands, except per share data	2010	2010	Adjustments		Combined
Revenues	$592,972	$32,156	$—		$625,128
Cost of revenues	426,677	16,310	1,057	)(a,b)	444,044

Gross profit	166,295	15,846	(1,057		181,084

Operating expenses
Research and development	31,162	5,153	—		36,315
Selling, general and administrative	85,597	6,871	2,585	(a)	95,053
Restructuring charges	2,529	—	—		2,529

Total operating expenses	119,288	12,024	2,585		133,897

Operating income	47,007	3,822	(3,642)		47,187
Interest income (expense), net	1,041	(517)	531	(d)	1,055
Other income, net	8,016	11,549	—		19,565

Income before income taxes and equity in earnings of joint ventures	56,064	14,854	(3,111)		67,807
Income tax provision (benefit)	(2,746)	667	(147	)(e)	(2,226)

Income before equity in earnings of joint ventures	58,810	14,187	(2,964)		70,033
Equity in earnings of joint ventures	215	—	—		215

Net income	$59,025	$14,187	$(2,964)		$70,248
Add: Net income attributable to noncontrolling interests	(43)	—	—		(43)

Net income attributable to Brooks Automation, Inc.	$58,982	$14,187	$(2,964)		$70,205

Basic net income per share attributable to Brooks Automation, Inc. common stockholders	$0.92				$1.10

Diluted net income per share attributable to Brooks Automation, Inc. common stockholders	$0.92				$1.09

Shares used in computing earnings per share
Basic	63,777				63,777
Diluted	64,174				64,174
See Notes to Pro Forma Condensed Consolidated Financial Information.

Brooks Automation, Inc.
Unaudited Pro Forma Condensed Consolidated Statements of Operations

	Brooks	Nexus	Nexus
	nine months	three months	six months			Nine months
	ended	ended	ended			ended
	June 30,	December 31,	June 30,	Pro Forma		June 30, 2011
In thousands, except per share data	2011	2010	2011	Adjustments		Combined
Revenues	$557,154	$15,004	$14,073	$		$586,231
Cost of revenues	381,191	6,569	9,918	793	(a,b)	398,471

Gross profit	175,963	8,435	4,155	(793)		187,760

Operating expenses
Research and development	28,365	1,880	3,447	—		33,692
Selling, general and administrative	74,399	2,558	5,902	1,094	(a,c)	83,953
Restructuring charges	557	—	—	—		557

Total operating expenses	103,321	4,438	9,349	1,094		118,202

Operating income	72,642	3,997	(5,194)	(1,887)		69,558
Interest income (expense), net	847	(279)	(537)	823	(d)	854
Other income, net	46,494	224	533	—		47,251

Income before income taxes and equity in earnings of joint ventures	119,983	3,942	(5,198)	(1,064)		117,663
Income tax provision (benefit)	5,323	589	(972)	(111	)(e)	4,829

Income before equity in earnings of joint ventures	114,660	3,353	(4,226)	(953)		112,834
Equity in earnings of joint ventures	1,618	—	—	—		1,618

Net income	$116,278	$3,353	$(4,226)	$(953)		$114,452
Add: Net income attributable to noncontrolling interests	(24)	—	—	—		(24)

Net income attributable to Brooks Automation, Inc.	$116,254	$3,353	$(4,226)	$(953)		$114,428

Basic net income per share attributable to Brooks Automation, Inc. common stockholders	$1.80					$1.77

Diluted net income per share attributable to Brooks Automation, Inc. common stockholders	$1.79					$1.76

Shares used in computing earnings per share
Basic	64,481					64,481
Diluted	64,941					64,941
See Notes to Pro Forma Condensed Consolidated Financial Statements.

Brooks Automation, Inc.
Pro Forma Condensed Combined Balance Sheet
(Unaudited)
As of June 30, 2011

			Transaction
			and Pro
	Brooks	Nexus	Forma		Pro Forma
In thousands	June 30, 2011	June 30, 2011	Adjustments		Combined
Assets
Current assets
Cash and cash equivalents	$133,115	$6,926	$(91,758	)(f)	$48,283
Restricted cash	760	871	—		1,631
Marketable securities	64,804	—	—		64,804
Accounts receivable, net	82,547	4,869	—		87,416
Inventories, net	93,525	7,657	869	(g)	102,051
Prepaid expenses and other current assets	10,179	3,520	—		13,699

Total current assets	384,930	23,843	(90,889)		317,884
Property, plant and equipment, net	58,270	11,607	788	(h)	70,665
Long-term marketable securities	83,686	—	—		83,686
Goodwill	51,694	—	32,349	(i)	84,043
Intangible assets, net	10,395	8,477	28,623	(i)	47,495
Equity investment in joint ventures	34,747	—	—		34,747
Deferred financing costs, net	—	265	(265	)(j)	—
Other assets	2,637	—	—		2,637

Total assets	$626,359	$44,192	$(29,394)		$641,157

Liabilities and equity
Current liabilities
Accounts payable	$45,177	$1,618	$(781	)(f)	$46,014
Customer deposits	—	1,486	—		1,486
Deferred revenue	7,640	3,639	—		11,279
Accrued expenses and other	37,339	5,188	(22	)(j)	42,505
Current portion of long-term debt	—	2,000	(2,000	)(j)	—

Total current liabilities	90,156	13,931	(2,803)		101,284
Long-term debt	—	2,500	(2,500	)(j)	—
Convertible stockholder notes	—	2,643	(2,643	)(j)	—
Income tax liabilities	13,223	650	1,969	(k)	15,842
Long-term pension liability	5,728	1,051	—		6,779
Other	3,280	5,480	(5,480	)(l)	3,280

Total liabilities	112,387	26,255	(11,457)		127,185

Equity	513,972	17,937	(17,937)		513,972

Total liabilities and equity	$626,359	$44,192	$(29,394)		$641,157

See Notes to Pro Forma Condensed Consolidated Financial Statements.

Brooks Automation, Inc.
Notes to Pro Forma Condensed Consolidated Financial Statements
(Unaudited)
1. Summary of Transaction
On July 25, 2011, Brooks Automation, Inc. (“Brooks” or the “Company”) acquired Nexus Biosystems, Inc. (“Nexus”), a U.S. based provider of automated sample management systems and consumables to the life sciences markets, specifically biobanking and compound sample management.
Nexus’ major operations are based in California, with significant engineering, sales and service activities based in Switzerland, and sales and service locations in Germany and Japan. The functional currency of Nexus’ Switzerland operation is the Swiss franc, the functional currency of the Germany operation is the euro and the functional currency of the Japanese operation is the Japanese yen.
The following table summarizes the components of the purchase price, assuming the transaction had closed on June 30, 2011 (in thousands):

Cash acquired	$(6,926)
Transactions costs incurred by Nexus, reimbursed by Brooks	(781)
Cash consideration paid	91,758

$84,051

The following table summarizes the preliminary allocation of the purchase price, assuming the transaction closed on June 30, 2011 (in thousands):

Restricted cash	$871
Accounts receivable	4,869
Inventories	8,526
Other current assets	3,520
Property, plant & equipment	12,395
Goodwill	32,349
Identifiable intangible assets	37,100
Accounts payable and accrued expenses	(6,784)
Customer deposits and deferred revenue	(5,125)
Long-term liabilities	(3,670)

$84,051

2. Intangible Assets
Based on the preliminary allocation of the purchase price, the following amounts have been allocated to identifiable intangible assets (in thousands):

Completed technology	$6,000
Customer relationships — systems	7,300
Customer relationships — consumables and service	23,700
Trade name	100

$37,100

The estimated fair value attributed to the completed technologies was determined based upon a discounted cash flow forecast utilizing the relief from royalty method. The royalty rate was determined to be 6% based on a review of comparable royalty arrangements. Cash flows were discounted at a rate of 17%. The estimated fair value of the completed technologies is expected to be amortized over a period of 6 years on a straight-line basis, which we preliminarily assume approximates the pattern in which the economic benefits of the completed technologies are expected to be realized.
The estimated fair value attributed to the customer relationships was determined based upon a discounted forecast of estimated net future cash flows to be generated from the relationships discounted at a rate of 17% — 18%. The estimated fair value of customer relationships for systems is expected to be amortized over a period of 6 years, while the estimated fair value of customer relationships for consumables and service are expected to be amortized over a period of 13 years. The amortization is expected to be amortized on a straight-line basis, which we preliminarily assume approximates the pattern in which the economic benefits of the customer relationships are expected to be realized.

The estimated fair value of the trade name will be amortized over 2 years on a straight-line basis, which approximates the pattern in which the economic benefits of the trade names will be realized.
Based on the purchase price allocation, which was prepared as if the acquisition was completed on June 30, 2011, the amount of the purchase price allocated to goodwill is estimated to be $32.3 million. Goodwill represents the excess of the purchase price over the fair values of the net tangible and intangible assets acquired. Goodwill will not be amortized, but will be tested at least annually for impairment, and is not deductible for income tax purposes.
3. Pro Forma Adjustments
The pro forma adjustments in the unaudited pro forma condensed combined financial information are as follows:
Unaudited Pro Forma Condensed Combined Statement of Operations:
(a)	To reflect amortization expense related to the acquired intangible assets, calculated over the estimated useful lives on a straight-line basis (See Note 2 — Intangible Assets), less related amortization expense previously recorded on the financial statements of Nexus. The increase to amortization expense included in cost of revenues for the 2010 fiscal year and for the nine months ended June 30, 2011 was $1.0 million and $0.8 million, respectively. The increase to amortization expense included in selling, general and administrative costs for the 2010 fiscal year and for the nine months ended June 30, 2011 was $2.6 million and $1.7 million, respectively.

(b)	Includes increased depreciation expense of $57,000 and $43,000 for the year ended September 30, 2010 and the nine months ended June 30, 2011, respectively, due to the increase in value of acquired real estate.

(c)	Costs related to the transaction of $0.6 million have been eliminated, and include primarily outside legal fees incurred by both Nexus and Brooks.

(d)	Reflects the elimination of interest expense on Nexus indebtedness that was repaid in full upon the closing of the acquisition.

(e)	Reflects the adjustment to the Company’s income tax expense resulting from the pro forma impact of the transaction. The U.S. deferred tax assets of Nexus as of September 30, 2010 and June 30, 2011 had a full valuation allowance, as such the tax rate differs from the statutory rate due to utilization of net operating losses in the U.S.
Unaudited Pro Forma Condensed Combined Balance Sheet:
(f)	Reflects the gross consideration paid by Brooks to Nexus of $91.8 million, which includes the direct payment by Brooks of $0.8 million of transactions costs incurred by Nexus.

(g)	Nexus’ finished goods and work-in-process has been valued at estimated selling price less the costs of disposal and a reasonable profit allowance for the related selling effort; these values are estimated to exceed Nexus’ historical cost by approximately $0.9 million. This value will be recorded as an increase to the carrying value of inventory, and then will be recorded as a component of cost of goods sold as the underlying inventory is sold. Cost of goods sold was not adjusted in the unaudited pro forma condensed combined statements of operations due to the non-recurring nature of this adjustment as inventory turns in less than one year.

(h)	Reflects the adjustment to record certain real estate at fair value.

(i)	Reflects the estimated fair values of intangibles based on the preliminary allocation of the purchase price. See Note 2 — Intangible Assets.

(j)	At closing, a portion of the aggregate consideration was used to settle certain liabilities including $4.5 million of outstanding borrowings under a term loan, all convertible stockholder notes and accrued interest of $22,000. In connection with the repayment of indebtedness, all deferred financing costs were expensed.

(k)	Includes a $2.0 million increase in estimated deferred income liabilities associated with the intangible assets allocated to the Switzerland subsidiary of Nexus. This liability will decrease as the underlying intangible assets are amortized.

(l)	Nexus consolidated balance sheet includes a long-term liability for contingent consideration related to the acquisition of Nexus AG (formerly Remp AG). This liability was $4.7 million on the Nexus balance sheet as of June 30, 2011. The contingent consideration was based on future revenues of Nexus AG. In connection with the acquisition of Nexus by Brooks, this liability was settled in full for $6.0 million. The pro forma adjustment of $5.5 million includes the contingent consideration liability balance as of June 30, 2011, and $0.8 million of other liabilities, including stock warrants, that were also settled as part of the closing.